EXHIBIT 5.1

October 4, 2002

Alion Science and Technology Corporation
1750 Tysons Boulevard
Suite 1300
McLean, VA 22102

     Re:     Validity of KSOP Interests and Common Stock

Ladies and Gentlemen:

     We are rendering this opinion in connection with the registration, pursuant to a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of interests (the “KSOP Interests”) in The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the “KSOP”) of Alion Science and Technology Corporation (formerly Beagle Holdings, Inc.), a Delaware corporation (the “Company”) and of 7,500,000 shares of the common stock, par value $0.01 per share, (the “Shares”) of the Company.

     In connection with the preparation of this opinion, we have examined the Company’s Certificate of Incorporation, as amended and restated, and the Company’s By-Laws, as amended and restated, the Registration Statement, and copies of resolutions duly adopted by the Board of Directors of the Company relating to the authorization and issuance of the Shares and KSOP Interests. In addition, we have reviewed such other documents and instruments and have conferred with various officers and directors of the Company and have ascertained or verified to our satisfaction such additional facts with respect to the Company as we have deemed necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as copies, and the authenticity of the originals of such documents submitted as copies.

     We have assumed for purposes of this opinion that all applicable laws, rules and regulations in effect at the time of the issuance of the Shares and the KSOP Interests will be the same as such laws, rules and regulations in effect as of the date hereof.

     Based on the foregoing, we are of the opinion that, subject to the effectiveness of the Registration Statement and compliance with applicable state and federal securities laws, and

Alion Science and Technology Corporation
October 4, 2002

upon closing of the acquisition by the Company of substantially all of the assets of the IIT Research Institute and upon issuance of the Shares and KSOP Interests in accordance with the terms of the KSOP, the Shares and KSOP Interests will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to all references to our firm in the Registration Statement and to the filing of this opinion by the Company as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the Securities Act.

     We are licensed to practice law in the District of Columbia. The opinions expressed herein are specifically limited to the Delaware General Corporation Law.

Very truly yours,
/s/ Marc R. Paul
Baker & McKenzie

MRP/CAR/JAM